Exhibit (a)(1)(m)

Stock Administration

March 2004 Offer to Exchange Program

palmOne has announced an Offer to Exchange Program. Below are the communications that have been distributed to all eligible employees.

Before signing the Election Form and/or Withdrawal Form, please make sure you have received, read and understood all the documents that make up this offer. By participating, you agree to all terms of the offer.

•	Todd’s email to all employees

•	Stock Administration’s email to all eligible participants

•	Offer to Exchange document

•	Frequently Asked Questions (extracted from Offer to Exchange document)

•	Sample Election Form (all eligible participants should have received a personalized form by post; please contact Stock Administration if you need a new copy of your form)

•	Supplemental U.K. Letter and Consent Form (for U.K. employees ONLY)

•	Withdrawal Form

•	Schedule of informational meetings

•	PowerPoint presentation from the informational meetings

Please remember that you must submit your Election Form and/or your Withdrawal Form NO LATER than 5:00 p.m., Pacific Time, on March 29, 2004. All submissions must be hand delivered to palmOne Stock Administration at Bldg. 4, 1st Floor, Cube 070, 400 N. McCarthy Blvd., Milpitas, CA 95035 OR by fax at (408) 503-7120 (primary) or (408) 503-2350 (alternate). NO EXCEPTIONS.

Should you have any questions regarding this program, please contact Stock Administration by email at [Email address to be inserted] or by phone at [Phone number to be inserted].